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                                   EXHIBIT 11


                 LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
                       CALCULATION OF NET INCOME PER SHARE
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                   Number of Shares
                                                   Including Common        Excluding Common
                                                 Stock Equivalents<F2>    Stock Equivalents <F1><F2>
                                                   -----------------       -----------------------
Weighted average number of shares
  of common stock outstanding                          116,933,591             116,933,591

Annualized weighted average number of shares
  of treasury stock held during the period              (7,264,403)             (7,264,403)

Common stock equivalents:
  Application of the "treasury stock" method
  to stock option and purchase plans                     1,209,706                  ----
                                                       -----------             -----------
Weighted average number of shares of common
  stock and common stock equivalents                   110,878,894             109,669,188
                                                       ===========             ===========

Rounded to                                             110,880,000             109,670,000
                                                       ===========             ===========
Income before cumulative effects of
  accounting changes                                  $254,400,000            $254,400,000

Cumulative effects of accounting changes,
  net of income taxes of $1,940,000                   ($10,400,000)           ($10,400,000)
                                                      ------------             -----------
Net income                                            $244,000,000            $244,000,000
                                                       ===========             ===========
Income before cumulative effects of
  accounting changes per share                               $2.29                $2.32

Cumulative effects of accounting
  changes per share                                         ($0.09)              ($0.09)
                                                       -----------             -----------
Net income per share                                         $2.20                $2.23
                                                       ===========             ===========


<F1>  Accounting Principles Board Opinion No. 15, "Earnings Per Share," allows companies to disregard dilution of less than 3 percent in the computation of earnings per share.  Therefore, shares used in computing earnings per share for financial reporting purposes is 109,670,000 shares.

<F2>  The number of shares and per share data have been retroactively adjusted for the two-for-one stock split declared May 4, 1993, to stockholders of record May 18, 1993.

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